EXHIBIT 8

Principal subsidiaries

at September 30, 2003 (data to US GAAP)

	Equity capital € thousand	Earnings (Losses) € thousand	Equity interest in %
Germany
Ernst Herrmann Ingenieur AG & Co. KG, Berlin (formerly: Ernst Herrmann Ingenieur GmbH & Co. KG)	4,128	2,061	100

Europe without Germany
EPCOS OHG, Deutschlandsberg, Austria	57,436	(19,869)	100

EPCOS-Peças e Componentes Electrônicos S.A., Evora, Portugal	63,337	6,504	100

EPCOS ELECTRONIC COMPONENTS S.A., Málaga, Spain	5,633	(5,028)	100

EPCOS s.r.o., Šumperk, Czech Republic	8,398	(2,016)	100

EPCOS SAS, Bordeaux, France	(1,206)	(9,963)	100

EPCOS Elektronikai Alkatrész Kft., Szombathely, Hungary	2,333	(795)	100

EPCOS UK Ltd., Bracknell, United Kingdom	2,199	589	100

EPCOS Nordic AB, Kista, Sweden	1,122	434	100

EPCOS Nordic OY, Espoo (Helsinki), Finland	534	303	100

EPCOS Finance B.V., Amsterdam, Netherlands	343	12	100

	Equity capital € thousand	Earnings (Losses) € thousand	Equity interest in %
Asia
EPCOS PTE LTD, Singapore	162,650	49,958	100

EPCOS (China) Investment Ltd., Shanghai, China	36,977	356	100

EPCOS India Private Ltd., Nashik, India	7,468	862	100

EPCOS (Zhuhai FTZ) Co., Ltd., Zhuhai, China	11,269	2,553	100

EPCOS (Wuxi) Co., Ltd., Wuxi, China	14,556	8,044	100

EPCOS (Xiaogan) Co., Ltd., Xiaogan, China	2,910	755	76

EPCOS Ferrites Ltd., Calcutta, India (formerly: International Ferrites Ltd.)	(774)	(2,667)	100

EPCOS KK, Yokohama, Japan	1,551	0	100

EPCOS (Zhuhai) Co., Ltd., Zhuhai, China	3,295	1,490	100

EPCOS SDN. BHD., Johore Bahru, Malaysia	4,559	2,839	100

EPCOS (Shanghai), Ltd., Shanghai, China	840	64	100

EPCOS Ltd., Hong Kong, China	3,446	1,439	100

Americas
EPCOS do Brasil Ltda., Gravataí, Brazil	21,270	2,395	100

EPCOS Inc., Iselin, New Jersey, USA	15,626	413	100

Crystal Technology, Inc., Palo Alto, California, USA	10,046	1,465	100